Levy Cohen & Co.

Registered Auditors

37 Broadhurst Gardens, London NW6 3QT .

Tel: 020 - 7624 2251 Fax: 020 - 7372 2328
E - mail: lc@levy-cohen.co.uk

CONSENT OF INDEPENDENT REGISTRED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference, in the Registration Statements on Form S-8, Registration Nos. 333-13270, 333-11220, 333-1946, 333-10794 and 333-113552 pertaining to the employees stock option plan of Magic Software Enterprises Ltd., of our report dated February 7, 2005 with respect to the financial statements of Magic Software Enterprises (UK) Limited as of December 31, 2004, included in the Annual Report on Form 20-F of Magic Software Enterprises Ltd. for the year ended December 31, 2004.

Yours sincerely
LEVY COHEN & CO.

Registered Auditor

March 29, 2005

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